                                                                                                                                                                                                                                                                    Exhibit 99.1

EDF Energies Nouvelles and First Solar Announce Venture

to Build Largest Solar Manufacturing Plant in France

PARIS – July 23, 2009 – EDF Energies Nouvelles (EDF EN) and First Solar, Inc. (Nasdaq: FSLR) today announced a venture to build France’s largest solar panel manufacturing plant. With an initial annual capacity of more than 100MWp, the plant will produce solar panels made with First Solar’s advanced, thin-film photovoltaic technology.  This new venture will support the recently announced goal of the French government to become a leader in sustainable energy technologies including solar electricity. At full production, projected for the second half of 2011, the plant will employ more than 300 people.

Under the terms of the arrangement, First Solar will build and operate the plant in France. The plant represents an expected investment of more than €90 million. The initial annualized capacity of the plant is expected to exceed 100MWp, making it the largest manufacturing facility for solar panels in France. EDF Energies Nouvelles has agreed to finance half of the capital expense and plant start-up costs and will benefit from the plant’s entire output for the first 10 years. First Solar and EDF EN intend to announce their decision on the site location within the next few months.

The investment decision was announced in the presence of French Sustainable Development Minister Jean-Louis Borloo. “I salute the decision of EDF Energies Nouvelles and First Solar to invest and create jobs in France’s solar sector, which has begun to take off since the Grenelle de l’Environnement,” he said. “This investment represents a veritable turning point for the photovoltaic industry and confirms that France is more than ever in a position to play a leading role globally.”

Pâris Mouratoglou, Chairman of the Board of EDF Energies Nouvelles, said, “This agreement represents a key milestone in the strategy of our group, which has the ambition to be a global leader in solar energy.” The company successfully raised €500 million last year to finance its expansion in the photovoltaic sector. It has set itself a target of installing 500MWp in photovoltaic capacity for its own account by 2012. “Securing a competitive supply is essential for us to participate in the development of a large French solar market,” he said.

“We have successfully built a number of projects with First Solar panels. This strategic agreement is the result of a relationship built on trust and offers our two groups solid and promising potential,” he said.

Mike Ahearn, Chairman and Chief Executive Officer of First Solar, said “the decision to invest in France reflects our firm belief in the French market and its great potential. It represents a vote of confidence in the policies being developed by the French government since the Grenelle de l’Environnement to promote renewable energies and allow solar electricity to compete economically with other forms of energy.”

“This decision by First Solar and EDF EN is a sign of our shared commitment to the future of solar electricity,” Mr. Ahearn said. “We commend President Nicolas Sarkozy’s leadership in promoting long-term policies to build a more sustainable energy future not just for France but the world. Countries that create market frameworks that enable solar and other renewable energies to achieve commercial scale will reap the greatest benefits in private sector investment, technological innovation and job creation.” The long-term commitments of the French Government to provide the policy and regulatory frameworks that enable robust solar markets and of EDF EN to invest in developing and expanding the French market were key factors in our decision to invest in France, he said.

First Solar’s manufacturing site will also include a facility for recycling solar panels, France’s first such facility and Europe’s only solar panel recycling plant outside of Germany.

About First Solar

First Solar, Inc. (Nasdaq: FSLR) is changing the way the world is powered by creating truly sustainable solar energy solutions. First Solar manufactures solar panels with an advanced semiconductor technology and provides comprehensive photovoltaic system solutions. By constantly lowering manufacturing costs, First Solar is creating an affordable and environmentally responsible alternative to fossil-fuel generation. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry's first prefunded, comprehensive collection and recycling program for solar panels. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

About EDF EN

With operations in ten European countries and in America, EDF Energies Nouvelles is a market leader in renewable energies. With a development focused on wind energy for several years and more recently on solar photovoltaic, now a second priority avenue of development, the Group is also present in other segments of the renewable energies market: small hydro, biomass, biofuel and biogas. In addition, the Group is expanding its presence in the distributed renewable energies sector. EDF Energies Nouvelles is a 50%-owned subsidiary of the EDF Group. Since November 2006, EDF Energies Nouvelles is listed in Euronext Paris, code "EEN", ISIN code: FR0010400143. www.edf-energies-nouvelles.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact details

EDF Energies Nouvelles – Media Relations Clotilde Nicolas +33 (1) 40 90 48 02 clotilde.nicolas@edf-en.com	First Solar - Media Relations (Europe) Brandon Mitchener +32 (2) 233 1113 media@firstsolar.com
Aurélia de Lapeyrouse (Agence Brunswick) +33 (1) 53 96 83 72	Xavier Bossaert / Bertrand Paul (Burson Marsteller) +33 1 41 86 76 76 xavier.bossaert@bm.com, bertrand.paul@bm.com
EDF Energies Nouvelles – Investor Relations Dorothée Hontebeyrie + 33 (1) 40 90 20 50 dorothée.hontebeyrie@edf-en.com	First Solar – Media Relations (USA) Lisa Morse +1 (602) 414-9361 media@firstsolar.com
Delphine Deshayes +33 (1) 40 90 21 45 Delphine.deshayes@edf-en.com	First Solar – Investor Relations Larry Polizzotto +1 (602) 414-9300 investor@firstsolar.com